Exhibit 6.14

SUBLEASE

1.	PARTIES.

This Sublease, dated May 27, 2022 is made between Biora Therapeutics, Inc. (formerly known as Progenity, Inc.) (“Sublessor”), and Robot Cache USA Inc, a Delaware Corporation (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated December 16, 2013 (the “Master Lease”), the first amendment (not dated) (the “1st Amendment”), the second amendment dated August 2, 2016 (the “2nd Amendment”), the third amendment dated January 8, 2018 (the “3rd Amendment”), the fourth amendment dated April 2, 2018 (the “4th Amendment”), the fifth amendment dated March 22, 2019 (the “5th Amendment”) and the sixth amendment dated June 11, 2020 (the “6th Amendment”) wherein San Diego UTC Holdings LLC, a Delaware limited liability company (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, which consists of certain specified suites located at 4330 La Jolla Village Drive, San Diego, California, 92122 (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: approximately 5,498 rentable square feet on in Suite 200 as shown in yellow on exhibit “A” (the “Premises”).

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5.	TERM.

The Term of this Sublease shall commence September 1, 2022 (the “Commencement Date”), and Sublessor shall provide “Early Access” to the Premises no later than August 1 for Sublessee to make minor changes to the Premises related to technology systems and furniture. The Sublease Term shall expire coterminous with the Master Lease on June 30, 2023. If Sublessor fails to deliver Possession to Sublessee on or before August 1, 2022, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

6.	RENT.

Sublessee shall pay to Sublessor as Rent, without deduction, setoff, notice or demand, at 4330 La Jolla Village Drive, Suite 300, San Diego, California, 92122, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, the sum of $13,745 per month, on the first day of each month of the Term. Sublessee shall pay to Sublessor upon execution of this Sublease $13,745 as Rent for the first month of the Term and an additional $13,745 as a Security Deposit to be treated in the same manner as is outlined in the Master Lease. Additional provisions:

USE: The Premises may be used for general office uses.

DEMISING PREMISES: Sublessor, at Sublessor’s sole cost, shall erect a wall to demise the Premises.

BUILDING CONDITION: Sublessor shall provide that the existing HVAC systems, electrical, lighting, fire sprinkler and plumbing systems serving and within the Premises are in good working condition.

FURNITURE, FIXTURES & EQUIPMENT: As consideration for the Sublease, Sublessee shall have ownership of the furniture, fixtures and equipment (“FF&E”) located within the Premises. Sublessee shall purchase the FF&E for $1.00 to be documented by a Bill of Sale as an Exhibit to the Sublease. Such FF&E shall include the computer rack, patch panel with cables labelled, AV, projectors and TV screens, security systems, network and telco cabling and telco systems.

RENEWAL OPTION: Sublessor hereby waives their renewal right applicable to the subleased Premises.

SIGNAGE AND PARKING: Available to Sublessee per Master Lease; Sublessee will be permitted to use a minimum of 9 and a maximum of 18 unreserved permits at Landlord’s prevailing market rate.

ELECTRICITY: Sublessee understands that the Rent is “net of electricity” and that Sublessee is responsible for making electricity payments for the Premises as of August 1, 2022. In the event the Premises are not separately metered, Sublessor shall make a reasonable pro rata share allocation for the electricity costs. However, there shall be no passthrough of any additional operating expenses as outlined per the master lease from Sublessor to Sublessee.

7.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises. Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

8.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

9.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino, who represents both the Sublessor and Sublessee. Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Hughes Marino to disclose to either of them the confidential information of the other party.

10.	COMMISSION.

Sublessor shall pay a leasing Commission to Hughes Marino of 4% of the total aggregate rent for the Premises for the sublease term, 50% due upon sublease execution and Lessor consent and 50% due upon the Commencement Date.

11.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at 4330 La Jolla Village Drive, Suite 300, San Diego, California, 92122, Attention: Legal Department, with a copy to legaldeptcontractnotices@bioratherapeutics.com, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

12.	AS-IS; NO WARRANTIES. SUBLESSOR IS PROVIDING THE SUBLEASE AND ACCESS TO THE PREMISES ON AN AS-IS, WHERE IS, BASIS. SUBLESSOR MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBLEASE, THE PREMISES OR SUBLESSEE’S ACCESS TO OR USE OF THE PREMISES, INCLUDING BUT NOT LIMITED TO ANY WARRANTY THAT THE PREMISES WILL BE ADEQUATE FOR SUBLESSEE’S USE.

13.	Limitation of Liability. Except to the extent resulting from the gross negligence or willful misconduct of Sublessor or its personnel, Sublessor shall not be responsible for any bodily injury to or death of any Sublessee personnel or for any damage to or loss or theft of any property of Sublessee or its personnel that occurs in or about the Premises, and Sublessee, and all of Sublessee’s guests and personnel, hereby release Sublessor from all such liability. Sublessee shall look exclusively to its own insurance coverage for recovery in the event of any such injury, death, damage, loss or theft.

IN ADDITION, IN NO EVENT SHALL EITHER SUBLESSOR OR SUBLESSEE BE LIABLE TO THE OTHER PARTY, INCLUDING ANY PERSONNEL OR GUESTS OF THE OTHER PARTY, FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUBLESSEE’S ACCESS TO OR USE OF THE PREMISES, REGARDLESS OF THE FORM OF ACTION OR THEORY OF RECOVERY AND EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.	Indemnification. Sublessee shall indemnify, defend and hold harmless Sublessor and its employees, officers, directors, trustees and agents (the “Sublessor Indemnitees”) from and against all claims, actions, demands, suits, proceedings, liens, losses, liabilities, damages, judgments, costs and expenses (including, without limitation, investigation costs, settlement costs, and reasonable attorneys’ fees) (collectively, “Claims”) arising out of or relating to (a) any breach by Sublessee of this agreement or (b) Sublessee’s access to, presence upon or use of the Master Premises, including but not limited to any bodily injury to or death of any person or damage to or loss or theft of any property occurring in or about the Master Premises, any Claim based on improper conduct within a workplace and/or any damage that results from the negligence, act or omission of Sublessee or its personnel, except to the extent that any such Claim results from the gross negligence or willful misconduct of a Sublessor Indemnitee.

SUBLESSOR:	SUBLESSEE:
BIORA THERAPEUTICS, INC.	ROBOT CACHE USA INC.

By:	By:

Name:	Name:	Lee Jacobson

Title:	Title:	CEO

Date:	Date:	6/20/2022

Exhibit A